Exhibit 99.1

Applied DNA Announces Selected Preliminary Unaudited Fiscal 2018 Year End and Fourth Quarter Financial Results

STONY BROOK, N.Y. – December 13, 2018 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in large-scale PCR-based DNA manufacturing, announced selected preliminary unaudited financial results for the full fiscal year and quarter ended September 30, 2018.

Preliminary (Unaudited) Fiscal 2018 Financial Results:

•	Revenues for fiscal 2018 totaled $3.9 million, a decrease of 18% from $4.8 million from the same period in the prior fiscal year. The decrease in revenues was attributable to a decrease in revenues of approximately $2.2 million in the textile industry for protecting cotton and synthetic supply chains. This decrease was offset by an increase in revenue from Contract Manufacturing of DNA for diagnostics as well as an increase from development projects, primarily those associated with partners’ pre-commercial business initiatives in legal cannabis and pharmaceuticals.

•	Deferred revenue increased to $1.9 million as of September 30, 2018 as compared to $352 thousand at September 30, 2017. The reason for this increase is due to the initial cotton order of $1.2 million shipped during June 2018 having extended payment terms and to be recognized to revenue as the payments become due. The extended payment terms for this shipment are three equal installments due 90, 180 and 270 days from shipment. One-third of the revenue was recognized during the fiscal fourth quarter of 2018. The increase in deferred revenue is also attributable to fees received for a variety of contracts that include specific milestones and therefore were not able to be fully recognized as revenue during the quarter ended September 30, 2018.

•	Operating expenses for the fiscal year ended September 30, 2018 decreased by $2.2 million or 13% as compared to the prior fiscal year. The decrease is primarily attributable to a decrease in stock-based compensation of approximately $1.9 million and bad debt expense of $403 thousand.

•	Net loss for the fiscal year ended September 30, 2018 decreased to $11.7 million or $0.40 per share, compared with a net loss of $12.9 million or $0.49 per share for the fiscal year ended September 30, 2017.

Preliminary (Unaudited) Fiscal Fourth Quarter Results:

•	Revenues increased 4% for the fourth quarter of fiscal 2018 to $1.2 million, compared to $1.1 million reported in the fourth quarter of fiscal 2017, and increased 18% as compared to revenues for the fiscal third quarter ended June 30, 2018 of $1.0 million. The year-over-year increase in revenues is primarily attributable to an increase in revenues from development and pre-commercial pilots in pharmaceuticals and cannabis. This increase was offset by a decrease in textile revenues.

•	Total operating expenses were $4.4 million, compared with $3.7 million in the prior year’s quarter, an increase of approximately 19%. The increase in year-over-year total operating expenses is attributable to an increase in stock-based compensation expense due to the timing of the annual employee grant, payroll and research and development expenses, offset by a decrease in depreciation and amortization expense.

•	Net loss for the quarter ended September 30, 2018 was $3.5 million, or $0.12 per share, compared with a net loss of $2.9 million, or $0.10 per share for the same period in the prior fiscal year and a net loss of $2.9 million, or $0.10 per share for the third fiscal quarter ended June 30, 2018.

The Company also announced that it anticipates filing its Annual Report on Form 10-K for the fiscal year ended September 30, 2018 with the Securities and Exchange Commission during the week of December 17, 2018, and will hold an investor call during the week of December 24, 2018.

“Our performance in fiscal 2018 reflects execution on pre-commercial sales and business development initiatives to sow new revenue streams by leveraging our proven DNA taggant technology platform and capitalizing on secular industry trends emphasizing supply chain security, sustainability and traceability all along the value chain,” stated Dr. James A. Hayward, president and CEO of Applied DNA. “During the year we continued to expand our business beyond cotton with diverse partners using synthetic fibers and generating initial revenues from the legal cannabis and pharmaceutical markets while progressing other programs, such as leather traceability, towards commercialization while also implementing feasibility pilots with a diverse customer base.

“Notable advancements made during the year included: in textiles, we furthered adoption of our platform for the tagging of non-cotton synthetic textiles to complement our cotton business that itself has begun to expand internationally; in the nascent legal cannabis industry where compliance with governmental permitting requirements is fundamental to its future, our partnership with TheraCann has yielded a seed-to-sale tracking program powered by blockchain and molecular tagging technologies and the development of a tagging system specifically designed to meet the needs of commercial growers; in pharmaceuticals, we advanced the manufacturing scale-up of our on-dose solution for enhanced patient safety and supply chain security with partner Colorcon; in biotherapeutics, we formally launched our LineaRx subsidiary that has already expanded our opportunity-set to include the potentially high-reward therapeutics space. We also saw continued demand for development pilots that serve as an indicator of growing industry interest in our technology platform and its value proposition.”

Concluded Dr. Hayward, “Building on these advancements, we anticipate revenue from our key business verticals in fiscal 2019 with opportunities for increased contributions from certain verticals, such as in textiles where we are progressing towards big-box and online retailer adoption of DNA-tagged synthetic fiber products manufactured by ecosystem partners. In pharmaceuticals, we are pursuing regulatory approval of our molecular tag that if realized during 2019 should generate a second revenue milestone from Colorcon and make our solution compelling for pharmaceutical manufacturers in an era of government-mandated serialization practices.”

Preliminary Results

The financial data contained in this press release are unaudited, preliminary, based upon Applied DNA’s good faith estimates and subject to completion of Applied DNA’s financial closing procedures. While Applied DNA expects that its final financial results for the fiscal year and quarter ended September 30, 2018, following the completion of its financial closing procedures, will generally be consistent with the amounts provided in this press release, Applied DNA’s actual results may differ materially from these estimates as a result of the completion of its financial closing procedures, as well as final adjustments and other developments that may arise between now and the time that its financial results for the fiscal year and quarter ended September 30, 2018 are finalized.

The results provided in this press release are preliminary and subject to completion and audit of Applied DNA’s financial statements in conjunction with the Company’s 2018 Form 10-K filing with the Securities and Exchange Commission anticipated to occur during the week of December 17, 2018.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics, personalized medicine and therapeutics.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

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Forward Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the preliminary nature of the financial results set forth herein which are subject to completion, final adjustment and audit, our history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, shifting enforcement priorities of US federal laws relating to cannabis, and various other factors detailed from time to time in Applied DNA's SEC reports and filings, including our Annual Report on Form 10-K filed on December 28, 2017, our subsequent quarterly reports on Form 10-Q filed on February 8, 2018, May 3, 2018 and August 13, 2018, and our Annual Report on Form 10-K expected to be filed during the week of December 17, 2018 which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, 212-838-3777, LHA Investor Relations, shurry@lhai.com

Web: www.adnas.com

Twitter: @APDN